                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY
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                          AGREEMENT AND PLAN OF MERGER




                          Dated as of January 15, 2001,




                                      Among



                             NESTLE HOLDINGS, INC.,



                              NEWCO MERGER COMPANY



                                       And



                             RALSTON PURINA COMPANY

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                                                                  Contents, p. 2


                                TABLE OF CONTENTS

                                                    ARTICLE I

                                                   THE MERGER
SECTION 1.01.     The Merger............................................................................    1
SECTION 1.02.     Closing...............................................................................    2
SECTION 1.03.     Effective Time........................................................................    2
SECTION 1.04.     Effects...............................................................................    2
SECTION 1.05.     Articles of Incorporation and Bylaws..................................................    2
SECTION 1.06.     Directors and Officers................................................................    3


                                                   ARTICLE II

                                       EFFECT ON THE CAPITAL STOCK OF THE
                               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.     Effect on Capital Stock...............................................................    3
SECTION 2.02.     Exchange of Certificates..............................................................    4


                                                   ARTICLE III

                                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.     Organization, Standing and Power......................................................    7
SECTION 3.02.     Significant Subsidiaries; Equity Interests............................................    8
SECTION 3.03.     Capital Structure.....................................................................    8
SECTION 3.04.     Authority; Execution and Delivery; Enforceability.....................................   11
SECTION 3.05.     No Conflicts; Consents................................................................   12
SECTION 3.06.     SEC Documents; Undisclosed Liabilities................................................   13
SECTION 3.07.     Information Supplied..................................................................   14
SECTION 3.08.     Absence of Certain Changes or Events..................................................   15
SECTION 3.09.     Taxes.................................................................................   16
SECTION 3.10.     Absence of Changes in Benefit Plans...................................................   18
SECTION 3.11.     ERISA and Other Compliance............................................................   19
SECTION 3.12.     Litigation............................................................................   22
SECTION 3.13.     Compliance with Applicable Laws.......................................................   22
SECTION 3.14.     Contracts; Debt Instruments...........................................................   25
SECTION 3.15.     Labor Matters.........................................................................   25
SECTION 3.16.     Intellectual Property.................................................................   26
SECTION 3.17.     Company Grantor Trust.................................................................   26
SECTION 3.18.     Brokers...............................................................................   27
SECTION 3.19.     Opinion of Financial Advisor..........................................................   27

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                                                                  Contents, p. 3

                                               ARTICLE IV
                             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

SECTION 4.01.     Organization, Standing and Power......................................................   28
SECTION 4.02.     Sub...................................................................................   28
SECTION 4.03.     Authority; Execution and Delivery; Enforceability.....................................   28
SECTION 4.04.     No Conflicts; Consents................................................................   29
SECTION 4.05.     Information Supplied..................................................................   30
SECTION 4.06.     Brokers...............................................................................   30
SECTION 4.07.     Availability of Funds.................................................................   30


                                               ARTICLE V
                               COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.     Conduct of Business...................................................................   30
SECTION 5.02.     No Solicitation.......................................................................   36


                                               ARTICLE VI

                                          ADDITIONAL AGREEMENTS


SECTION 6.01.     Preparation of Proxy Statement; Shareholders Meeting..................................   38
SECTION 6.02.     Access to Information; Confidentiality................................................   39
SECTION 6.03.     Reasonable Best Efforts; Notification.................................................   40
SECTION 6.04.     Stock Options; Other Equity Interests.................................................   42
SECTION 6.05.     Benefit Plans.........................................................................   44
SECTION 6.06.     Indemnification.......................................................................   45
SECTION 6.07.     Fees and Expenses.....................................................................   46
SECTION 6.08.     Public Announcements..................................................................   48
SECTION 6.09.     Transfer Taxes........................................................................   48
SECTION 6.10.     Consequences if Company Rights Triggered..............................................   49
SECTION 6.11.     Shareholder Litigation................................................................   49
SECTION 6.12.     Charitable Activities; Offices; Names.................................................   49
SECTION 6.13.     Tax Matters...........................................................................   50


                                               ARTICLE VII
                                          CONDITIONS PRECEDENT

SECTION 7.01.     Conditions to Each Party's Obligation To Effect the Merger............................   50
SECTION 7.02.     Conditions to Obligations of Parent and Sub...........................................   51

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                                                                  Contents, p. 4

SECTION 7.03.     Conditions to Obligation of the Company...............................................   53


                                               ARTICLE VIII
                                    TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.     Termination...........................................................................   54
SECTION 8.02.     Effect of Termination.................................................................   56
SECTION 8.03.     Amendment.............................................................................   56
SECTION 8.04.     Extension; Waiver.....................................................................   56
SECTION 8.05.     Procedure for Termination, Amendment, Extension or Waiver.............................   56


                                                ARTICLE IX
                                            GENERAL PROVISIONS

SECTION 9.01.     Nonsurvival of Representations and Warranties.........................................   57
SECTION 9.02.     Notices...............................................................................   57
SECTION 9.03.     Definitions...........................................................................   58
SECTION 9.04.     Interpretation; Disclosure Letters....................................................   59
SECTION 9.05.     Severability..........................................................................   60
SECTION 9.06.     Counterparts..........................................................................   60
SECTION 9.07.     Entire Agreement; No Third-Party Beneficiaries........................................   60
SECTION 9.08.     Governing Law.........................................................................   60
SECTION 9.09.     Assignment............................................................................   61
SECTION 9.10.     Enforcement...........................................................................   61

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                                    AGREEMENT AND PLAN OF MERGER dated as of
                           January 15, 2001, among NESTLE HOLDINGS, INC., a Delaware corporation ("PARENT"), NEWCO MERGER COMPANY, a Missouri corporation ("SUB") and a direct wholly owned subsidiary of Parent, and RALSTON PURINA COMPANY, a Missouri corporation (the "COMPANY").


                  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.10 per share, of the Company (the "COMPANY COMMON STOCK") not owned directly by Parent or the Company shall be converted into the right to receive $33.50 in cash;

                  WHEREAS in connection with and as an inducement to the execution and delivery of this Agreement by the Company, Nestle S.A. ("NESTLE") has executed and delivered to the Company a guarantee of the obligations of Parent (the "GUARANTEE"); and

                  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of Missouri ("MG&BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). At the election of Parent, any direct or indirect wholly
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                                                                               2

owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  SECTION 1.02. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the applicable party) of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing, but subject to their satisfaction at such time), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  SECTION 1.03. EFFECTIVE TIME. Prior to the Closing, Parent shall prepare, and on the Closing Date Parent shall file with the Secretary of State of the State of Missouri, articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the MG&BCL and shall make all other filings or recordings required under the MG&BCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger as permitted by the MG&BCL (the time the Merger becomes effective being the "EFFECTIVE TIME").

                  SECTION 1.04. EFFECTS. The Merger shall have the effects set forth in Section 351.450 of the MG&BCL.

                  SECTION 1.05. ARTICLES OF INCORPORATION AND BYLAWS. (a) The Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.05).

                  (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
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                                                                               3

                  SECTION 1.06. DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Surviving Corporation after the Effective Time shall be the officers of the Company immediately prior to the Effective Time and such additional officers as Parent shall designate in writing prior to the Effective Time, until such time as their successors shall be duly elected or appointed in accordance with the MG&BCL or until their earlier death, resignation or removal.


                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger, by operation of Law and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (b) CANCELATION OF TREASURY STOCK AND PARENT-OWNED STOCK.
Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company or Parent (other than Sub) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (c) CONVERSION OF COMPANY COMMON STOCK. (1) Subject to
Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $33.50 in cash (the "MERGER CONSIDERATION").
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                                                                               4

                  (2) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.


                  (d) DISSENT RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares ("DISSENT SHARES") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with,
Section 351.455 of the MG&BCL ("SECTION 351.455") shall not be converted into the right to receive Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with and subject to Section 351.455; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under
Section 351.455, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall promptly notify Parent of any demands received by the Company for payment of the fair value of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.


                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT.
Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for the payment of Merger Consideration upon surrender of certificates representing Company Common Stock and shall enter into a paying agent agreement in form and substance reasonably satisfactory to the Company. Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to
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                                                                               5

Section 2.01(c) (such cash being hereinafter referred to as the "EXCHANGE
FUND").

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions consistent with this Agreement as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

                  (c) LOST CERTIFICATES. If any Certificate shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying
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                                                                               6

Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; PROVIDED, HOWEVER, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

                  (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time (or such longer period as Parent, in its sole discretion, shall designate) shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and Parent shall be obligated at such time to make such payments, subject to the provisions of Sections 447.520, 447.536, 447.539 and
447.543 of the Missouri Revised Statutes.

                  (f) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to the date on which Merger Consideration in respect of such Certificate would
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                                                                               7

otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

                  (h) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.09), or under any provision of state, local or foreign tax Law (other than any provision of Swiss tax Law applicable solely due to the fact that Nestle is a Swiss corporation). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Parent and Sub (the "COMPANY DISCLOSURE LETTER") or in the Company SEC Documents (as defined in Section 3.06) filed and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC DOCUMENTS") or as otherwise expressly contemplated by this Agreement, the Company represents and warrants to Parent and Sub as follows:

                  SECTION 3.01. ORGANIZATION, STANDING AND POWER. Each of the Company and each of its subsidiaries (the "COMPANY SUBSIDIARIES") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or is reasonably expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BYLAWS"), and the comparable charter and organizational documents of each Significant Subsidiary (as defined in Section 9.03) of the Company, in each case as amended through the date of this Agreement.

                  SECTION 3.02. SIGNIFICANT SUBSIDIARIES; EQUITY INTERESTS. (a)
Section 3.02 of the Company Disclosure Letter lists each Significant Subsidiary of the Company and its jurisdiction of organization. All the outstanding shares of capital stock of each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Significant Subsidiary of the Company or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS").

                  (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person which has a book value in excess of $100 million.

                  SECTION 3.03. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 10,600,000 shares of preferred stock, par value $1.00 per share (together with the Company Common Stock, the "COMPANY CAPITAL STOCK"). At the close of business on January 10, 2001, (i) 309,111,520 shares of Company Common Stock

(including 1,351,750 restricted shares (each, a "COMPANY RESTRICTED SHARE")) and no shares of Company Preferred Stock were issued and outstanding, (ii) 19,468,690 shares of Company Common Stock were held by the Company in its treasury, (iii) 25,065,060 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in Section 6.04) with a weighted average exercise price of $17.8821, and (iv) no shares of Company Common Stock were reserved for issuance in connection with the rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement effective as of March 28, 1996, as amended by the First Amended Rights Agreement effective as of May 28, 1998 (as so amended, and as further amended from time to time, the "COMPANY RIGHTS AGREEMENT"), between the Company and Wells Fargo Bank Minnesota, N.A., as successor Rights Agent. At the close of business on December 31, 2000, 2,109,080 "phantom" shares of the Company (each, a "COMPANY PHANTOM SHARE") were outstanding. At the close of business on January 10, 2001, 177,260 outstanding Company Employee Stock Options included the right to acquire a restoration or reload option. At the close of business on January 10, 2001, there were 159,900 issued and outstanding Company SARs (as defined in Section 6.04), all of which were not granted in tandem with a related Company Employee Stock Option. The Company does not maintain any "employee stock purchase plan" (as defined in Section 423(b) of the Code). Except as set forth above and in Section 3.03(b) below, at the close of business on January 10, 2001, no shares of capital stock or other voting securities of the Company were issued or outstanding. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above or below, as of the date of this Agreement, there are not (A) any "phantom" stock rights or stock-based performance units outstanding or (B) any options, warrants, rights, convertible or exchangeable securities, stock appreciation rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Significant Subsidiary of the Company is a party or by which any of them is bound (i) obligating the Company or any Significant Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Significant Subsidiary of the Company or any Voting Company Debt or (ii) obligating the Company or any Significant Subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

                  (b) The Company has delivered to Parent and Sub a true and complete list, as of January 10, 2001, of all outstanding Company Employee Stock Options, the number of shares of Company Common Stock subject to each such option, and the grant dates, exercise prices, vesting schedules. As of January 10, 2001, 11,833,070 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04). Each outstanding Company Restricted Share and Company Phantom Share was issued to a current or former employee or director of the Company. The Company has delivered to Parent and Sub a true and complete list, as of January 10, 2001, of each Company SAR not granted in tandem with a related Company Employee Stock Option, which specifies its date of grant and the fair market value of the Company Common Stock on such date (its "BASE VALUE"). As of January 10, 2001, the issued and outstanding Company SARs which were not granted in tandem with a related Company Employee Stock Option had a weighted average Base Value of $15.828. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MG&BCL, the Company Charter, the Company Bylaws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as is not reasonably expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company Subsidiary (other than Significant Subsidiaries of the Company) is a party or by which any of them is bound (i) obligating any Company Subsidiary (other than Significant Subsidiaries of the Company) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Company Subsidiary (other than Significant

Subsidiaries of the Company) or (ii) obligating any Company Subsidiary (other than Significant Subsidiaries of the Company) to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement (which does not include the amendment contemplated by Section 3.05(c)).

                  SECTION 3.04. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, duly and unanimously (by all members present) adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its shareholders and (iii) subject to the terms of this Agreement, recommending that the Company's shareholders approve this Agreement. Such resolutions are the only resolutions necessary in order for the Merger and the other transactions contemplated by this Agreement to comply with Article Eight of the Company Charter. In addition, the Company Board has taken all action necessary to render
(A) Section 351.407 of the MG&BCL and (B) Section 351.459 of the MG&BCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and to Parent and Sub to the extent of this Agreement, the Merger and the other transactions contemplated by this Agreement. Assuming that Parent and its affiliates do not own any shares of Company Common Stock or capital stock of any Company Subsidiaries, no other Missouri or New York state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

                  (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of two-thirds or more of the outstanding shares of Company Common Stock (the "COMPANY SHAREHOLDER APPROVAL").

                  SECTION 3.05. NO CONFLICTS; CONSENTS. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("JUDGMENT") or statute, law (including common law), directive, ordinance, rule or regulation ("LAW") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

                  (b) No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) if required, the receipt of a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, as amended (the "EC MERGER REGULATION"), declaring the Merger compatible with the EC Common Market,
(iii) any additional consents, approvals and filings under any foreign antitrust law, (iv) the filing with, or other applicable requirements of, the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "PROXY STATEMENT") and (B) such reports under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (v) the filing of the Articles of Merger with the Secretary of State of the State of Missouri and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (vi) compliance with and such filings as may be required under applicable environmental Laws, (vii) such filings as may be required in connection with the taxes described in Section 6.09, (viii) filings under any applicable state takeover Law, (ix) compliance with the rules and regulations of the New York Stock Exchange and such other stock exchanges on which Company Common Stock is listed and (x) all such other items and Consents that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

                  (c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the Merger and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger and (C) the Company Rights shall expire immediately prior to the Effective Time.

                  SECTION 3.06. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all reports, schedules, forms, statements and other documents (other than reports on Schedule 13D or Schedule 13G) required to be filed by the Company with the SEC since January 1, 1999 (together with and giving effect to any amendments, supplements and exhibits thereto and information incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). As of its respective date, except as supplemented or amended prior to the date of this Agreement, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company's Annual Reports on Form 10-K for the twelve months ended each of September 30, 1999 and September 30, 2000 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except for such liabilities and obligations as, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, from September 30, 2000 to the date of this Agreement, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto. None of the Company Subsidiaries is, or has at any time since January 1, 1999 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

                  SECTION 3.07. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the

Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                  SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. From September 30, 2000 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock, other than regular quarterly cash dividends with respect to the Company Common Stock in the amount of $0.07 per share with usual declaration, record and payment dates;

                  (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director of the Company or employee of the Company or any Company Subsidiary whose annual base salary was $200,000 or more ("RELEVANT PERSONS") of any material increase in compensation, except in the ordinary course of business consistent with prior practice or as is or was required under employment agreements or Law which were in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or which are set forth in Section 3.08 of the Company

         Disclosure Letter, (B) any granting by the Company or any Company Subsidiary to any Relevant Person of any material increase in severance or termination pay, except as was required under any employment, severance or termination agreements or Law which were in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or which are set forth in Section 3.08 of the Company Disclosure Letter, or (C) any entry by the Company or any Company Subsidiary into, or any material amendment of, any employment, severance or termination agreement with any Relevant Person that materially increases the benefits payable to, or accelerates the payment of any material benefit to, any such Relevant Person; PROVIDED, that any such increases or amendments not otherwise required to be disclosed by this subsection (iv) do not in the aggregate increase the compensation, benefits or other such expenses of the Company and the Company Subsidiaries, taken as a whole, by more than 10% (excluding the impact of currency fluctuations) compared to the prior fiscal year;

                  (v) any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by Law or GAAP; or

                  (vi) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

                  SECTION 3.09. TAXES. (a) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such filed Tax Returns have been timely paid.

                  (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company, the Company Subsidiaries and the Former Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. The Federal income Tax Returns of the Company and each subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service or have closed by virtue of the expiration of the relevant statute of limitations, for all years through September 30, 1992. No deficiency or deficiencies that are material, individually or in the aggregate, with respect to Taxes have been proposed, asserted or assessed in writing by any taxing authority against the Company, any Company Subsidiary or any Former Company Subsidiary. There is no currently effective agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no currently effective power of attorney with respect to any Taxes has been executed or filed with any taxing authority with respect to, the Company, any Company Subsidiary or any Former Company Subsidiary.

                  (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

                  (d) The Company's tax basis in each of its investments in E.
I. du Pont de Nemours and Company, Conoco, Inc. and Interstate Bakeries Corporation is set forth in Section 3.09 of the Company Disclosure Letter.

                  (e) The Company has provided Parent with complete copies of ruling requests, documents submitted with such ruling requests, and the rulings obtained from the Internal Revenue Service in regard to (i) the spin-off of Energizer Holdings, Inc. ("BATTERY") from the Company and (ii) the spin-off of Agribrands International, Inc. ("AGRICULTURE") from the Company. The Company has abided in all material respects by the representations submitted in such ruling requests and, to the knowledge of the Company, Battery, Agriculture and any other party to a ruling request has abided in all material respects by the representations made by Battery, Agriculture or such other party, respectively, to a ruling request in the ruling requests.

                  (f) Since the time that the Company obtained rulings relating to the spin-off of Battery, there have been no acquisitions or dispositions of, or other transactions in respect of, the Company's stock, and to the knowledge of the Company no acquisition or disposition of, or transactions in respect of, the stock of Battery, in each case that is reasonably expected to materially and adversely affect any ruling obtained in regard to the spin-off of Battery.

                  (g) Since the time that the Company obtained rulings relating to the spin-off of Agriculture, there have been no acquisitions or dispositions of, or other transactions in respect of, the Company's stock, and to the knowledge of the Company no acquisition or disposition of, or transactions in respect of, the stock of Agriculture, in each case that is reasonably expected to materially and adversely affect any ruling obtained in regard to the spin-off of Agriculture.

                  (h) None of the Company, any Company Subsidiary or any Former Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code in the five years prior to the date of this Agreement, except with respect to or in connection with the spin-off of Battery and the spin-off of Agriculture.

                  (i) None of the Company, any Company Subsidiary or any Former Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries.

                  (j) For purposes of this Agreement:

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "FORMER COMPANY SUBSIDIARY" means a former Company Subsidiary to the extent that the Company or a Company Subsidiary could be liable for its Taxes by operation of law or contract.

                  "TAX" or "TAXES" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "TAX RETURN" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  SECTION 3.10. ABSENCE OF CHANGES IN BENEFIT PLANS. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any U.S. or material foreign bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, "phantom" stock, retirement, vacation, termination, severance, disability, death benefit, hospitalization, medical or other legally binding plan, policy, trust, arrangement or understanding providing benefits to any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, "COMPANY BENEFIT PLANS"). As of the date of this Agreement, there are not any employment, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any Relevant Person.

                  SECTION 3.11. ERISA AND OTHER COMPLIANCE. (a) Section 3.11 of the Company Disclosure Letter contains a list of all Company Benefit Plans which are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "COMPANY PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary, in each case, for the benefit of any current or former employees, executive officers or directors of the Company or any Company Subsidiary employed or providing services (or who were formerly employed or formerly provided services) in the United States (all of the foregoing being collectively referred to as the "U.S. COMPANY BENEFIT PLANS") and all Company Foreign Plans. For purposes of this Agreement, the term "COMPANY FOREIGN PLAN" shall refer to each Company Benefit Plan that is subject to or governed by the laws of any jurisdiction other than the United States and that would have been treated as a U.S. Company Benefit Plan had it covered individuals employed or providing services (or who were formerly employed or formerly provided services) in the United States. The Company has delivered to Parent true, complete and correct copies of each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), and has used reasonable best efforts to make available to Parent (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each U.S. Company Benefit Plan (if any such report was required), (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and
(iii) each trust agreement and group annuity contract relating to any Company Benefit Plan. Each Company

Benefit Plan has been administered in all respects in accordance with its terms and applicable Law, except where any failures to so administer, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Except where any failures to comply with laws, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, each Company Foreign Plan is in compliance with all applicable laws.

                  (b) All Company Pension Plans which are intended to meet the requirements of Section 401(a), Section 401(k) or Section 501(a) of the Code ("U.S. QUALIFIED COMPANY PENSION PLANS") have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans.

                  (c) No U.S. Qualified Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "COMPANY MULTIEMPLOYER PENSION PLAN"), had, as of the respective last annual valuation date for each such U.S. Qualified Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any U.S. Qualified Company Pension Plan since its last such annual valuation date. Except where any such liabilities, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, no liability under Subtitle C or D of Title IV of ERISA other than liability for future Pension Benefit Guaranty Corporation premiums has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). None of any U.S. Qualified Company Pension Plan nor any single-employer plan of an ERISA

Affiliate has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Except where any such occurrences, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the U.S. Qualified Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such
Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, and, except where any such occurrences, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, there has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which reporting has not been waived by the Pension Benefit Guaranty Corporation with respect to any Company Benefit Plan during the last two years, and no notice of a reportable event will be required to be filed in connection with the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan, except for any such event for which any applicable withdrawal liability has been paid or reflected in the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended September 30, 2000. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents.

                  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan that is required to be funded by its terms is unfunded or underfunded in any material respect or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code. Except where any such failures to fund, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect, no Company Foreign Plan that would be an employee welfare benefit plan had it covered individuals employed or providing services (or who were formerly employed or formerly provided services) in the United States and that is required to be funded by its terms is unfunded or underfunded in any material respect. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Benefit Plan or employment, indemnification, severance or termination agreement with any Relevant Person, except as required by Law.

                  (e) The consummation of the Merger or the other transactions contemplated by this Agreement will not (x) entitle any Relevant Person to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or any employment, indemnification, severance or termination agreement with any Relevant Person, other than pursuant to the provisions of Section 6.04 or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans or any employment, indemnification, severance or termination agreement with any Relevant Person.

                  SECTION 3.12. LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any valid basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably expected to have a Company Material Adverse Effect.

                  SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. (a) The Company and each of the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law which has resulted in, or is reasonably expected to result in, any material liability. This Section 3.13(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or Environmental Laws (as defined in Section 3.13(c)), which are the subject of
Section 3.13(b).

                  (b)(i) The Company and each of the Company Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from any person or Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any material applicable Environmental Laws which has resulted in, or is reasonably expected to result in, any material liability; (ii) the Company and each of the Company Subsidiaries hold, and are in compliance with, all environmental, health and safety permits and governmental authorizations (collectively, "ENVIRONMENTAL PERMITS") required under Environmental Laws to conduct their respective businesses, except where the failure to so obtain or comply, individually and in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any such Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case, except for such Environmental Claims that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect; (iv) there have been no Releases of any Hazardous Material, and there is no Hazardous Material stored on, at or under any property owned by the Company or any Company Subsidiary, in each case that could reasonably be likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, except for such Environmental Claims that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect; (v) neither the Company nor or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that could reasonably be likely to form the basis of any Environmental Claim that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; and
(vi) none of the products manufactured or sold by the Company or any Company Subsidiary in any European country subject to the jurisdiction of European Commission Law contains any ingredient or other material in quantities or concentrations that would violate any current or proposed European Commission Law, except as has not had and is not reasonably expected to have a Company Material Adverse Effect.

                  (c) As used in this Agreement:

                  (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Company Subsidiaries;
         (B) circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or Environmental Permit; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

                  (ii) "ENVIRONMENTAL LAWS" means all applicable Federal, state and local laws, rules, regulations, orders, decrees, judgments, directives and binding agreements issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to odors, noise levels, Releases of, or exposure to, Hazardous Materials, or otherwise relating to the presence, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (iii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; and (B) any chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

                  (iv) "RELEASE" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  SECTION 3.14. CONTRACTS; DEBT INSTRUMENTS. As of the date of this Agreement, there are no contracts or agreements that are material to the business, properties, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries taken as a whole (i) having a remaining term of more than one year and not terminable (without penalty) on twelve months' (or less) notice that require payments per year in the aggregate in excess of $50 million, or (ii) imposing any material restrictions on the ability of the Company or any Company Subsidiary or any affiliate of the Company to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary or any affiliate of the Company. Neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

                  SECTION 3.15. LABOR MATTERS. As of the date of this Agreement, there are no material collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 1999, neither the Company nor any Company Subsidiary has encountered any material labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  SECTION 3.16. INTELLECTUAL PROPERTY. (a) The Company and the Company Subsidiaries own, license or possess adequate rights to use all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, and the consummation of the Merger and the other transactions contemplated by this Agreement will not conflict with, alter or impair any such Intellectual Property Rights. Set forth in Section 3.16 of the Company Disclosure Letter are those Intellectual Property Rights consisting of patents, patent rights (including patent applications and licenses), trademarks (including trademark applications), trademark rights and any other registered or filed Intellectual Property Rights (collectively, "REGISTERED INTELLECTUAL PROPERTY RIGHTS") which are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, and which (i) are not wholly owned by the Company and the Company Subsidiaries or
(ii) are licensed to any third party. No claims are pending or, to the knowledge of the Company, threatened that (i) the Company or any Company Subsidiary is materially infringing or otherwise materially adversely affecting the rights of any person with regard to any material Intellectual Property Right of such person or (ii) asserts that any Intellectual Property Rights of the Company or any Company Subsidiary are unenforceable. To the knowledge of the Company, as of the date of this Agreement, no person is infringing the rights of the Company or any Company Subsidiary with respect to any material Registered Intellectual Property Right owned, licensed or used by the Company or the Company Subsidiaries.

                  (b) The Company, as of the date of this Agreement, has timely paid, or caused to be timely paid, all maintenance, renewal and other similar fees, and has timely met any applicable filing requirements, with respect to all material Intellectual Property Rights owned by the Company or the Company Subsidiaries.

                  (c) All Registered Intellectual Property Rights owned, licensed or used by the Company or the Company Subsidiaries are free and clear of any Liens and may be freely transferred, assigned, licensed or sublicensed without the consent of, or any obligation to, any person other than the Company or the Company Subsidiary that owns the Registered Intellectual Property Rights to be transferred, assigned, licensed or sublicensed.

                  SECTION 3.17. COMPANY GRANTOR TRUST. (a) Section 3.17 of the Company Disclosure Letter sets forth (i) the value of the assets required to be held by the Trust (as defined in the Trust Agreement, dated as of September 15, 1994, between the Company and Wachovia Bank of North Carolina, N.A. (as amended from time to time, the "TRUST AGREEMENT")) upon consummation of the Merger, assuming that (x) the Merger were consummated as of the date of this Agreement and (y) any additional amounts required to be contributed to the Trust as a result of the Merger were due and payable immediately upon consummation of the Merger and (ii) the value of the assets held by the Trust on the date of this Agreement, assuming that the value of the shares of Company Common Stock held by the Trust is equal to the Merger Consideration.

                  (b) Prior to the execution and delivery of this Agreement, the Company has amended the Trust (A) by deleting "125%" in Section 4(b) of the Trust Agreement and replacing it with "100%" and by making the same change in the marginal heading with respect thereto (which amendment shall become effective prior to the Effective Time), (B) by inserting at the end of Section 1(k) of the Trust Agreement the following sentence: "Before or after a Change of Control (resulting from the consummation of the Merger pursuant to the Agreement and Plan of Merger dated as of January 15, 2001, among Nestle Holdings, Inc., Newco Merger Company and Ralston Purina Company, as such Agreement may be amended from time to time), Company may satisfy its funding obligations in whole or in part by contributing one or more letters of credit issued in favor of the Trust by a bank or other financial institution with a rating of 'AA' or higher from a nationally known rating agency." and (C) by inserting in the first sentence of the second paragraph of Section 5(a) of the Trust Agreement, after the words "to substitute assets", the following phrase: "(including, without limitation, one or more letters of credit issued in favor of the Trust by a bank or other financial institution with a rating of 'AA' or higher from a nationally known rating agency)" (such amendment in its entirety, the "TRUST AMENDMENT").

                  SECTION 3.18. BROKERS. No broker, investment banker or financial advisor, other than Wasserstein Perella & Co., Inc. ("WASSERSTEIN PERELLA"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent and Sub a true and complete copy of the engagement letter between Wasserstein Perella and the Company.

                  SECTION 3.19. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Wasserstein Perella, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, to be confirmed in writing and a signed copy of which opinion has been or promptly will be delivered to Parent.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and is not reasonably expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other transactions contemplated by this Agreement (a "PARENT MATERIAL ADVERSE EFFECT").

                  SECTION 4.02. SUB. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                  (b) The authorized capital stock of Sub consists of 30,000 shares of common stock, par value $1.00 per share, 1,000 of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

                  SECTION 4.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 4.04. NO CONFLICTS; CONSENTS. (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

                  (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries or affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) compliance with and filings under the HSR Act, (ii) if required, the receipt of a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation declaring the Merger compatible with the EC Common Market, (iii) any additional consents, approvals and filings under any foreign antitrust law, (iv) the filing with, or other applicable requirements of, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (v) the filing of the Articles of Merger with the Secretary of State of the State of Missouri, (vi) compliance with and such filings as may be required under applicable environmental Laws, (vii) such filings as may be required in connection with the taxes described in Section 6.09, (viii) filings under any applicable state takeover Law and (ix) such other items and Consents that, individually and in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.

                  SECTION 4.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.06. BROKERS. No broker, investment banker or financial advisor, other than Greenhill & Co. and Credit Suisse First Boston, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                  SECTION 4.07. AVAILABILITY OF FUNDS. Parent will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 5.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or as consented to or approved in advance in writing by a designated representative of Parent, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course and (to the extent consistent with reasonable business judgment) in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the goal that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of a designated representative of Parent, which consent, with respect to any actions not otherwise permitted by subsections (v), (vi),
(viii) and (x) (and, to the extent applicable thereto, subsection (xi)) below, shall not be unreasonably withheld:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (2) dividends and distributions declared prior to the date of this Agreement by a direct or indirect non-wholly owned subsidiary of the Company, (3) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.07 per share, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy and (4) in the fiscal quarter in which the Closing Date occurs, a prorated cash dividend, the amount of which shall not exceed the amount determined by multiplying (x) the number of days elapsed after the record date of the Company's most recent regular quarterly cash dividend through the next record date, divided by 90, by (y) $0.07, but only if such amount is $0.035 or greater, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of Company Employee Stock Options, Company SARs and Company Restricted Shares (with associated Company Rights, if any) in accordance with the terms of any applicable Company Stock Plan, at or based upon a price per share of Company Common Stock no greater than the then-current market price of Company Common Stock;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
         (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or
         (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement or granted after the date of this Agreement in accordance with clause (3) below, in accordance with their present terms, (2) the issuance of Company Capital Stock upon the exercise of Company Rights,
         (3) the grant and issuance of Company Employee Stock Options, Company Restricted Shares or Company SARs consistent with past practice and in the ordinary course of business pursuant to the present terms of the Company Stock Plans, covering or relating to no more than 1,500,000 shares, in the aggregate, of Company Common Stock, PROVIDED that any such Company Employee Stock Options or Company SARs are issued based upon a price per share of Company Common Stock no less than the then-current market price of Company Common Stock, and that the Effective Time shall not have occurred on or before September 30, 2001,
         (4) the grant and issuance of Company Phantom Shares in the ordinary course of business consistent with past practice pursuant to director or employee deferral elections under the Company's Deferred Compensation Plan and the Company's Executive Savings Investment Plans, in accordance with the terms of such plans as in effect on the date of this Agreement and (5) the grant and issuance of Company Employee Stock Options pursuant to restoration or reload options outstanding on the date of this Agreement in accordance with the terms of such options and the Company Stock Plans as in effect on the date of this Agreement;

                  (iii) amend the Company Charter or the Company Bylaws in any way except as disclosed in the Company's 2000 Proxy Statement or, in the case of any Significant Subsidiary of the Company, amend its comparable charter or organizational documents in a manner adverse to Parent;

                  (iv) (A) amend the Company Rights Agreement, (B) redeem the Company Rights or (C) take any action with respect to, or make any determination under, the Company Rights Agreement, other than in order to cause the Company Rights not to become separated from the shares of Company Common Stock or a Distribution Date not to occur following the commencement of a tender or exchange offer for shares of Company Common Stock, in each case until a Shares Acquisition Date has occurred;

                  (v) (A) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (other than transactions which do not exceed $25 million individually or $100 million in the aggregate), (B) acquire any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole (other than transactions in the ordinary course of business consistent with past practice) or (C) make any new capital expenditure or expenditures, other than, in the case of clauses (B) and (C) above, those consistent with the amounts set forth in the Company's consolidated capital spending budget for the Company's 2001 fiscal year (a true and complete copy of which has been delivered to Parent prior to the date of this Agreement) plus $30 million, or as otherwise set forth in Section 5.01 of the Company Disclosure Letter;

                  (vi) (A) grant to any Relevant Person any material increase in compensation that is not in the ordinary course, except to the extent required by Law or under employment agreements which were in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or which are set forth in Section 5.01 of the Company Disclosure Letter, (B) grant to any Relevant Person any material increase in severance or termination pay, except to the extent required by Law or under any agreement which was in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or which is set forth in Section 5.01 of the Company Disclosure Letter,
         (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any Relevant Person, other than in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan except as required by Law, (E) take any action to accelerate any material rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or employment, indemnification, severance or termination agreement with any Relevant Person or (F) enter into any amendment of the Trust Agreement (other than the Trust Amendment); PROVIDED, that any actions which are not otherwise prohibited by this subsection (vi) do not in the aggregate increase the annual compensation, benefits or other such expenses of the Company and the Company Subsidiaries, taken as a whole, by more than (x) 2% if the Effective Time occurs on or prior to September 30, 2001, or (y) an additional 6% if the Effective Time occurs after September 30, 2001, in each case compared to such compensation, benefits or other expenses as of the date of this Agreement;

                  (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by or advisable under Law or GAAP;

                  (viii) other than as permitted pursuant to subsection (x) of this Section 5.01(a), sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets (including intellectual property), other than transactions in the ordinary course of business and not exceeding $25 million individually or $100 million in the aggregate;

                  (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) short-term borrowings incurred in the ordinary course of business, (y) indebtedness or borrowings by the Company and the Company Subsidiaries that may be redeemed or repaid without premium or penalty on not more than 30 days' notice or (z) obligations of the Company and the Company Subsidiaries of not more than $50 million in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other person in a material amount (other than as permitted by subsection (v) of this Section 5.01(a)), other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, (B) cancel any material indebtedness (individually or in the aggregate) or waive or settle any claims or rights of material value other than in the ordinary course of business or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, other than if and to the extent the Company receives an unsolicited request by the other party to such agreement for such a waiver or modification in order to permit such other party to make or participate in a Company Takeover Proposal (as defined in Section 5.02) and to participate in discussions and negotiations with the Company in connection therewith (a "PERMITTED WAIVER"); or

                  (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) timely file all material Tax Returns ("POST-SIGNING RETURNS") required to be filed by each such entity; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) not make or change any material Tax elections; (v) promptly notify Parent of any Federal suit, claim, action, investigation, proceeding or audit, and any other material suit, claim, action, investigation, proceeding or audit (collectively, "ACTIONS") pending against or with respect to the Company or any of the Company Subsidiaries in respect of any liability for Taxes and not settle or compromise any such Action without Parent's consent (which consent shall not be unreasonably withheld or delayed); and (vi) use its reasonable best efforts to continue to abide in all material respects by any representations made in ruling requests to the Internal Revenue Service, use its reasonable best efforts to pursue any material contractual rights that it may have that are in respect of ensuring that Battery and Agriculture also continue to abide by the representations made by Battery and Agriculture therein and, without the consent of Parent (which consent shall not be unreasonably withheld or delayed), except as otherwise required pursuant to the Tax sharing agreements, give no consents or permission to Battery or Agriculture to take any actions requiring the Company's consent by virtue of the Tax sharing agreements.

                  (c) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective subsidiaries voluntarily to, take any action that would, or that is reasonably expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.

                  (d) ADVICE OF CHANGES. The Company shall promptly advise Parent orally and in writing of any change or event that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

                  SECTION 5.02. NO SOLICITATION. (a) The Company shall not, nor shall it authorize or knowingly permit any Company Subsidiary to, nor shall it authorize or permit any executive officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "REPRESENTATIVES") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal (as defined in

Section 5.02(e)), (ii) enter into any agreement providing for any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED, HOWEVER, that prior to the receipt of the Company Shareholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a Superior Company Proposal (as defined in Section 5.02(e)), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02), PROVIDED that the Company may grant a Permitted Waiver with respect thereto, and (y) participate in discussions or negotiations with such person and its Representatives regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be a breach of this Section 5.02(a) by the Company.

                  (b) Neither the Company Board nor any committee thereof shall
(i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal, in each case unless this Agreement shall have been terminated in accordance with its terms. Notwithstanding any of the foregoing, if the Company Board determines in good faith after consultation with outside counsel that it is necessary to do so in order to comply with its fiduciary obligations, the Company Board may, prior to receipt of the Company Shareholder Approval, withdraw or modify its approval or recommendation of the Merger and this Agreement.

                  (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that may reasonably be expected to lead to any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal (including any changes thereto) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent reasonably and promptly informed of the status and details (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party that describes any of the terms or conditions of any Company Takeover Proposal.

                  (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, such disclosure is necessary or advisable to comply with its obligations under applicable Law.

                  (e)  For purposes of this Agreement:

                  "COMPANY TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Company Subsidiary) that represent 20% or more of the consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

                  "SUPERIOR COMPANY PROPOSAL" means any proposal made by a third party to acquire 75% or more of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all its assets or otherwise, (i) on terms which the Company Board determines in good faith to be superior from a financial point of view to the holders of Company Common Stock than the Merger (after consultation with the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger and including in each case the risks and probabilities of consummation) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

               SECTION 6.01. PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETING. (a) The Company shall, as soon as practicable following the execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Parent shall provide promptly any information or responses to comments, or other assistance, reasonably requested in connection with the foregoing. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall afford Parent the opportunity to comment upon, and shall accept all reasonable comments to, the Proxy Statement and any amendment or supplement thereto. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after filing with the SEC.

               (b) The Company shall, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of seeking the Company Shareholder Approval. Each of the parties shall use its respective reasonable best efforts to take such steps as are necessary to hold the Company

Shareholders Meeting within 120 days of the date of this Agreement. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (subject to Section 5.02(b)). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first two sentences of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

               SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, use reasonable best efforts to furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, in each case to the extent permitted by any applicable Law (including any domestic or foreign antitrust Law) and subject to any reasonable restrictions or protocols reasonably designed to ensure compliance with any such applicable Laws, PROVIDED that any competitively sensitive information shall be furnished on an "outside counsel only" basis, and PROVIDED, FURTHER, that such access shall not unreasonably disrupt the normal business operations of the Company. In addition, the Company shall reasonably consult from time to time with Parent and Parent's representatives during the period prior to the Effective Time to report material operational and financial developments and the general status of ongoing operations and financial conditions pursuant to procedures mutually agreeable to the Company and Parent. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated December 14, 2000, between the Company and Nestle (the "CONFIDENTIALITY AGREEMENT").

               SECTION 6.03. REASONABLE BEST EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, but in any event before the Outside Date, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) using reasonable best efforts in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all reasonable action as requested by Parent if necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all reasonable action as requested by Parent if necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Parent agrees not to directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement or any litigation except with the prior written consent of the Company, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Outside Date. At the request of Parent, the Company shall agree to divest, hold separate or otherwise commit to take any action that limits its freedom of action with respect to its ability to retain any of the business, services or assets of the Company or any of its subsidiaries; PROVIDED, that such action may be conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to make an appropriate filing of a Notification and

Report Form pursuant to the HSR Act (and to make such other filings as are required under Laws in foreign jurisdictions governing antitrust or merger control matters) with respect to the Merger as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or pursuant to such foreign Laws). Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above. Each party, acting solely through outside counsel, will (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the U.S. and, to the extent practicable, outside of the U.S. and, subject to applicable Law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party's reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger, except that any materials concerning Parent's valuation of the Company, the Company's valuation of the transaction or internal financial information of Parent or Nestle may be redacted. Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor any of its subsidiaries or affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of (a "DIVESTITURE"), any asset or assets of Parent, the Company or any of their respective subsidiaries or affiliates that individually or in the aggregate would be material in relation to the continuing operations of the combined U.S. pet food businesses of the Company and Parent and their consolidated subsidiaries; PROVIDED, HOWEVER, that Parent shall offer to Divest, if necessary, Meow Mix. Parent's actions with respect to the foregoing shall be reasonable and reasonably calculated to facilitate consummation of the Merger by the Outside Date.

               (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               SECTION 6.04. STOCK OPTIONS; OTHER EQUITY INTERESTS. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options, Company Phantom Shares and Company SARs heretofore granted under any Company Stock Plan to provide that (i) each Company Employee Stock Option (and any Company SAR related thereto) outstanding at the Effective Time shall be canceled effective at the Effective Time with the holder thereof becoming entitled to receive an amount of cash equal to (x) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (y) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised, PROVIDED, HOWEVER, that no cash payment shall be made with respect to any Company SAR that was granted in tandem with a Company Employee Stock Option in respect of which such a cash payment is made, (ii) each Company SAR not granted in tandem with a related Company Employee Stock Option outstanding at the Effective Time shall be canceled effective at the Effective Time with the holder thereof becoming entitled to receive an amount of cash equal to the excess, if any, of (x) the Merger Consideration over (y) its Base Value, and (iii) each Company Restricted Share and Company Phantom Share outstanding at the Effective Time and any related account or account balance shall be canceled effective at the Effective Time with the holder thereof becoming entitled to receive an amount of cash equal to the sum of (x) the Merger Consideration and (y) the amount of any unpaid accrued dividends relating to such share and reflected in the account balance of such holder. Parent shall promptly pay any such amounts after the Effective Time.

               (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

               (c) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company (including any "phantom" stock or stock appreciation rights) shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock (including any "phantom" stock or stock appreciation rights) of the Company or the Surviving Corporation.

               (d)  In this Agreement:

               "COMPANY EMPLOYEE STOCK OPTION" means any option to purchase Company Common Stock granted under any Company Stock Plan.

               "COMPANY SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

               "COMPANY STOCK PLANS" means the Company's 1999 Incentive Stock Plan, the Company's 1996 Incentive Stock Plan and the Company's 1988 Incentive Stock Plan.

               SECTION 6.05. BENEFIT PLANS. (a) Except as set forth in Section
6.04 and except for plans providing for the issuance of Company Capital Stock or those portions of plans based on the value of Company Capital Stock, Parent shall cause the Surviving Corporation to maintain for a period of one year after the Effective Time the Company Benefit Plans in effect on the date of this Agreement or to provide employee benefits to the participants in such plans that are no less favorable in the aggregate to such employees than those provided to such employees on the date of this Agreement.

               (b) For a period of one year after the Effective Time (or for the length of time required by an applicable individual agreement in effect as of the date of this Agreement, if different), Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this

Agreement), all the Company's employment, severance and termination agreements, plans and policies.

               (c) After the effectiveness of the Trust Amendment and prior to the Effective Time, the Company shall, pursuant to the Trust Agreement, withdraw from the Trust shares of Company Common Stock held by the Trust such that, after such withdrawal, the value of the assets held by the Trust shall be no more than 100% of the present value of the amounts required to pay the participants and beneficiaries as provided in the Trust Agreement (it being understood and agreed that, for purposes of this valuation, the value of shares of Company Common Stock remaining in the Trust shall be equal to the Merger Consideration).

               (d) From and after the Effective Time, Parent shall cause the Surviving Corporation to fund the Trust as necessary, and cause annual valuations of the obligations covered thereby to occur, in order to comply with the provisions of the Trust Agreement as in effect from time to time.

               (e) With respect to any "employee benefit plan" as defined in
Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries, to the extent such plan is made available to an employee of the Company and the Company Subsidiaries, for purposes only of determining eligibility to participate and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or any of its subsidiaries with respect to such employee; PROVIDED, HOWEVER, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

               (f) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

               (g) Nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual employee of the Company or of any Company Subsidiary or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Company Benefit Plan or employment, severance or termination agreement, plan or policy in accordance with applicable Law, Contracts and the terms of such Company Benefit Plan or employment, severance or termination agreement, plan or policy.

               SECTION 6.06. INDEMNIFICATION. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors, executive officers or employees of the Company for acts or omissions by such directors, executive officers or employees occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter (giving effect to the amendment disclosed in the Company's 2000 Proxy Statement if such amendment is adopted), the Company Bylaws, individual indemnity agreements, the MG&BCL or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, such individual indemnity agreements and the MG&BCL from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors, executive officers or employees arising out of such acts or omissions.

               (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $600,000.

               SECTION 6.07. FEES AND EXPENSES. (a) Except as provided below in this Section 6.07, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

               (b) The Company shall pay to Parent a fee of $150 million if: (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend, or publicly proposes not to recommend, to the Company's shareholders that they give the Company Shareholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal and thereafter either (A) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) or (B) Parent terminates this Agreement pursuant to Section 8.01(d) and within 18 months of such termination pursuant to Section 8.01(d) the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; or (iii) after the date of this Agreement, a Company Takeover Proposal shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (A) this Agreement is terminated pursuant to either Section 8.01(b)(i) without a vote at the Company Shareholders Meeting having been taken or Section 8.01(b)(iii) and (B) within 18 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal. For purposes of Section 6.07(b)(ii)(B) and 6.07(b)(iii)(B) only, the term Company Takeover Proposal shall be defined as set forth in Section 5.02(e), except that 40% shall be substituted for 20% in each instance in such definition. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (ii)(B) or (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

               (c) The Company shall reimburse Parent and Sub for their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $10 million if: (i) Parent is entitled to receive a fee under Section 6.07(b) or (ii) Parent terminates this Agreement pursuant to Section 8.01(c). Such reimbursement shall be paid upon demand and presentation of documentation evidencing such expenses following the payment of such fee or such termination.

               (d) Parent shall reimburse the Company for its out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $10 million if the Company terminates this Agreement pursuant to Section 8.01(f). Such reimbursement shall be paid upon demand and presentation of documentation evidencing such expenses following such termination.

               (e) If (A) this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(ii) or 8.01(f) (in the case of 8.01(f), as a result of a breach by Parent of its obligations under Section 6.03) and (B) at the time of any such termination any of the conditions set forth in Section 7.01(b), 7.01(c) or 7.02(c) have not been satisfied or waived due to a requirement by any Governmental Entity located in the U.S. for Parent, the Company or their respective subsidiaries or affiliates to make a Divestiture (other than any Divestitures which include any cat food brand other than any cat food brand Parent shall offer to Divest in accordance with Section 6.03(a)), then, unless the Company shall have breached its obligations in any material respect under
Section 6.03 or shall have breached its representations and warranties hereunder in a manner that would cause the condition set forth in Section 7.02(a) not to be satisfied, Parent shall pay to the Company a fee of $150 million; PROVIDED, HOWEVER, that, without limiting the foregoing, in the event this Agreement is terminated as set forth above and any Governmental Entity located in the U.S. is not willing to accept any Divestiture other than the entirety of the U.S. pet food operations of Parent or the Company, no fee shall be payable by Parent under this Section 6.07(e).

               SECTION 6.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement (other than statements made in response to specific questions by the press, analysts, investors or those attending industry conferences, so long as any such statements are not inconsistent with previous press releases of, or public statements made by, the Company) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with, or other requirements of, any securities exchange.

               SECTION 6.09. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Merger shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

               SECTION 6.10. CONSEQUENCES IF COMPANY RIGHTS TRIGGERED. If any Distribution Date or Shares Acquisition Date occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent or its affiliates, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

               SECTION 6.11. SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld.

               SECTION 6.12.  CHARITABLE ACTIVITIES; OFFICES; NAMES.  (a)
Parent intends to cause the Surviving Corporation to continue for a minimum of two years after the Effective Time charitable contributions and activities that, in the aggregate, are at the level and of the general nature consistent with past practice as previously described to Parent, subject to the right of the Surviving Corporation to make appropriate changes in the amounts of individual charitable contributions or the nature of individual activities.

               (b) Parent intends, subject to the authority of the Surviving Corporation's Board of Directors to manage the affairs of the Surviving Corporation, as promptly as practicable after the Effective Time, to cause the Surviving Corporation to combine the pet products operations of Parent and the Surviving Corporation in the United States and Canada as a single business unit and to establish the headquarters of such business unit in the St. Louis, Missouri, metropolitan area for a period of at least two years after the Effective Time. Parent intends that (i) the name of such combined business unit will be Nestle Purina Pet Care, and (ii) as of the Effective Time, Mr. W. Patrick McGinnis shall be designated the president (and senior most executive officer) of such combined business unit, reporting directly to the chief executive officer of Nestle USA, Inc., and with responsibility for all North American pet care operations, subject to reaching an agreement with Mr. McGinnis to serve in such capacity on reasonably acceptable terms.

               (c) In connection with the public announcement of the transactions contemplated by this Agreement, Parent will publicly disclose the matters set forth in this Section 6.12.

               SECTION 6.13. TAX MATTERS. Each of Parent and the Company shall use its reasonable best efforts to (i) deliver certificates or representation letters, as applicable, in the forms attached to Section 6.13 of the Company Disclosure Letter and (ii) cause its respective special tax counsel to deliver the opinion or opinions in the forms attached to Section 6.13 of the Company Disclosure Letter, in each case dated as of the Closing Date.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

               SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) SHAREHOLDER APPROVAL. The Company shall have obtained the Company Shareholder Approval.

               (b) ANTITRUST. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and, if required, the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market.

               (c) NO INJUNCTIONS OR RESTRAINTS. (i) No restraint, temporary restraining order, preliminary or permanent injunction or other order entered, promulgated, enforced or issued by any Governmental Entity or court of competent jurisdiction preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition each of the parties shall have used all reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered. In addition, no statute, rule, regulation or executive order prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect if consummation of the Merger or such other transactions would subject any of the parties hereto or any of their directors, officers or employees to criminal penalties thereunder or any of such directors, officers or employees to any personal monetary liability.

               SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in Section 3.03(a) and Section 3.17 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the representations and warranties of the Company set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the date of this

Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to "materiality" or "Company Material Adverse Effect" set forth therein), individually or in the aggregate, do not have and are not reasonably expected to have a Company Material Adverse Effect or a material adverse effect on Nestle. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

               (c) NO LITIGATION. There shall not be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success (i) challenging the acquisition by Parent, Sub or any affiliate of Parent of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Sub or any affiliate of Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Merger or any other transaction contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent, Sub or any affiliate of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any respect the business or operations of the Company, Parent or any of their respective subsidiaries or affiliates, if any of the foregoing limitations or restrictions would affect any asset or assets of Parent, the Company or any of their respective subsidiaries or affiliates that individually or in the aggregate would be material in relation to the continuing operations of the combined U.S. pet food businesses of the Company and Parent and their consolidated subsidiaries.

               (d) ANTITRUST; OTHER. Any consents, approvals and filings (other than those contemplated by Section 7.01(b)) under any other foreign antitrust Law, the absence of which would prohibit the consummation of the Merger, or would be reasonably likely to have a material adverse effect on the Company or Parent or Nestle, shall have been obtained or made. In addition, no statute, rule, regulation or executive order prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect that would cause the consummation of the Merger or such other transactions to be reasonably likely to have a material adverse effect on the Company or Parent or Nestle.

               (e) TAX DOCUMENTS. (i) The Company shall have delivered or caused to be delivered representation letters of the Company and its officers in the forms attached to Section 6.13 of the Company Disclosure Letter, signed by the respective officers of the Company and dated as of the Closing Date, each of which shall be true and correct in all material respects with no modifications from its respective form other than any modifications that do not affect the ability of special tax counsel to the Company or Parent to deliver the opinions referred to in clause (ii) below; and (ii) except as otherwise provided in
Section 6.13 of the Company Disclosure Letter, opinions of Wachtell, Lipton, Rosen & Katz and Sutherland Asbill & Brennan LLP, special tax counsel to the Company, and Cravath, Swaine & Moore, special tax counsel to Parent, each of which shall be dated as of the Closing Date and in the forms attached to Section
6.13 of the Company Disclosure Letter, shall have been delivered.

               (f) ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

               SECTION 7.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of Parent to such effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company:

                             (i) if the Merger is not consummated on or before
                  December 31, 2001 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this
                  Section 8.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date;

                            (ii)  if any Governmental Entity issues an
                  order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable so long as the party seeking to terminate this Agreement has complied with its obligations set forth in Section 6.03(a); or

                           (iii) if, upon a vote taken at a duly held meeting to
                  obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

                  (c) by Parent, if (i) the Company breaches in any material respect any of its representations and warranties contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 7.02(a), and (B) cannot be or has not been cured by the date which is 30 days prior to the Outside Date or
         (ii) the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (A) would give rise to a failure of the condition set forth in Section 7.02(b), and (B) cannot be or has not been cured within 45 days after the giving of written notice to the Company of such breach (provided in either case of clause (i) or (ii) that Parent is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement);

                  (d) by Parent, if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend, or publicly proposes not to recommend, to the Company's shareholders that they give the Company Shareholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal (provided that Parent is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement, and provided, further, that Parent must exercise such termination right within 60 days after receipt of written notice of any such action by the Company, but in any event on or prior to one week before the Company Shareholders Meeting (so long as Parent shall in all events retain such termination right for the lesser of five business days after receipt of such notice or the amount of time between receipt of such notice and the Company Shareholders
         Meeting));

                  (e) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); PROVIDED, HOWEVER, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

                  (f) by the Company, if (i) Parent breaches in any material respect any of its representations and warranties contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 7.03(a), and (B) cannot be or has not been cured by the date which is 30 days prior to the Outside Date or
         (ii) Parent breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (A) would give rise to a failure of the condition set forth in
         Section 7.03(b) and (B) cannot be or has not been cured within 45 days after the giving of written notice to Parent of such breach (provided in either case of clause (i) or (ii) that the Company is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement).

                  SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.18, Section 4.06, the last sentence of Section 6.02,
Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent of any wilful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

                  SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                  (b) The Company may terminate this Agreement pursuant to
Section 8.01(e) only if (i) the Company Board determines in good faith that the Company has received a Superior Company Proposal, (ii) the Company has notified Parent in writing of the determination described in clause (i) above, (iii) at least five business days following receipt by Parent of the notice referred to in clause (ii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (ii) above, the Company Board has again determined in good faith that such Superior Company Proposal remains a Superior Company Proposal, (iv) the Company is in compliance with
Section 5.02, (v) the Company upon termination pays the amounts due under
Section 6.07(b), and (vi) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c) as a result of a wilful breach by the Company or a Company Subsidiary or as a result of a non-wilful breach by the Company or a Company Subsidiary the underlying facts of which have not been disclosed to the party making such Superior Company Proposal to the extent such facts have been disclosed to Parent. Nothing contained in this Section 8.05(b) shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, such disclosure is necessary or advisable to comply with its obligations under applicable Law.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties (by mail, delivery or facsimile followed by confirmation) at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

                  (a) if to Parent or Sub, to

                       Nestle Holdings, Inc.
                       c/o Nestle USA, Inc.
                       800 N. Brand Blvd.
                       Glendale, CA 91203
                       Facsimile: (818) 549-6713

                       Attention: General Counsel

                       with a copy to:

                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, NY 10019
                       Facsimile: (212) 474-3700

                       Attention: Alan C. Stephenson, Esq.
                                  Robert I. Townsend, Esq.

                        (b) if to the Company, to

                       Ralston Purina Company
                       Checkerboard Square
                       St. Louis, MO 63164
                       Facsimile:  (314) 982-1092

                       Attention: General Counsel
                       with a copy to:

                       Wachtell, Lipton, Rosen & Katz
                       51 W. 52nd Street
                       New York, NY 10019
                       Facsimile: (212) 403-2000

                       Attention: Adam Chinn, Esq.
                                  Steven A. Cohen, Esq.


                  SECTION 9.03. DEFINITIONS. For purposes of this Agreement:

                  An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  A "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the Company or a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

                  "KNOWLEDGE" of any person that is not an individual means, with respect to any specific matter, the actual knowledge of such person's executive officers (or, in the case of the Company, the Company's seven senior executive officers) after due inquiry.

                  A "MATERIAL ADVERSE EFFECT" on a party means a material adverse change or effect on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, a "material adverse effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (A) any decrease in the market price of the Company Common Stock in and of itself (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a material adverse effect), (B) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (C) general economic conditions or changes, effects, conditions, or circumstances affecting the financial markets or (D) changes primarily arising from the announcement or performance of this Agreement or any Tax arising due to the spin-off of Agriculture or Battery.

                  A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  "SIGNIFICANT SUBSIDIARY" shall have the meaning set forth in Rule 1-02 or Regulation S-X of the Exchange Act.

                  A "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.04. INTERPRETATION; DISCLOSURE LETTERS. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of the Company Disclosure Letter that such matter is relevant to another section of the Company Disclosure Letter.

                  SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, taken together with the Company Disclosure Letter, the Guarantee and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements, both written and oral, among the parties with respect to the Merger and (b) except for the provisions of Article II and
Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of Parent and the Company hereby waives any requirement for security or the posting of any bond or other security in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief granted in connection with this Agreement. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or the Merger or any other transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger or any other transaction contemplated by this Agreement in any court other than any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                   NESTLE HOLDINGS, INC.,

                                     by /x/ Joe Weller
                                        ------------------------
                                        Name:  Joe Weller
                                        Title: Chief Executive
                                               Officer and President

                                   NEWCO MERGER COMPANY,

                                     by /x/ Steve Nerud
                                        ------------------------
                                        Name:  Steve Nerud
                                        Title: President

                                   RALSTON PURINA COMPANY,

                                     by /x/ Stanley M. Rea
                                        -------------------------
                                        Name:  Stanley M. Rea
                                        Title: Vice President and
                                               General Counsel

                                                                       EXHIBIT A


                                    FORM OF

                           ARTICLES OF INCORPORATION
                            OF SURVIVING CORPORATION

                                   ARTICLE I

                  The name of the Corporation is Ralston Purina Company (the "Corporation").
                                   ARTICLE II

                  The address of the Corporation's initial Registered Office in the State of Missouri is 1200 Main Street, Suite 3100, Kansas City, Missouri 64105, and the name of its initial Registered Agent at such address is SHB Registered Agent, Inc.

                                  ARTICLE III

                  The aggregate number of shares which the Corporation shall have authority to issue shall be Thirty Thousand (30,000) shares of Common Stock of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Thirty Thousand Dollars ($30,000), and there shall be no preferences, qualifications, limitations or restrictions whatsoever, nor any special or relative rights, including convertible rights, in respect of the shares.

                                   ARTICLE IV

                  No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued by the Board of Directors to such person or persons, on such terms and for such consideration as the Board of Directors, in its discretion, may determine.

                                   ARTICLE V

                  The name and place of residence of the Incorporator is Victoria R. Westerhaus, 1010 Grand Blvd., 5th Floor, Kansas City, Missouri 64106.

                                   ARTICLE VI

                  The number of directors which shall constitute the initial Board of Directors is three (3). After the first meeting of the Board of Directors, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Any change in the number of directors that shall constitute the Board of Directors shall be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days of such change.

                                  ARTICLE VII

                  The duration of the Corporation is perpetual.

                                  ARTICLE VIII

                  The Corporation is formed for the purpose of engaging in any lawful conduct or activity for which corporations may be organized under The General and Business Corporation Law of Missouri.



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                                   ARTICLE IX

                  The Board of Directors of the Corporation shall have the power to make, alter, amend or repeal Bylaws of the Corporation from time to time.

                                    ARTICLE X

                  The Corporation shall indemnify its directors, officers, employees or agents and all other persons as provided in, and to the full extent allowed by, Section 351.355 of The General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). The personal liability of the directors of the Corporation is hereby limited to the fullest extent permitted by the provisions of paragraph (9) of Section 351.055 of The General and Business Corporation Law of Missouri, as the same may be amended and supplemented.

                                   ARTICLE XI

                  At all elections of directors of the Corporation and for the purposes of all other matters upon which shareholders are entitled to vote, each shareholder shall be entitled to cast as many votes as shall equal the number of shares of stock held by that shareholder. Cumulative voting shall not be permitted.



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